UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 11, 2010

SRA INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31334	54-1360804
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4300 Fair Lakes Court Fairfax, Virginia		22033
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s telephone number, including area code): (703) 803-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On October 11, 2010, SRA International, Inc.’s (“SRA”) wholly owned subsidiary, Systems Research and Applications Corporation, a Virginia corporation (“Buyer”), Platinum Solutions, Inc., a Virginia corporation (the “Company”), Adam C. Rossi (“AR”), Laila N. Rossi (“LR”), Adam C. Rossi as trustee of the Laila N. Rossi 2010 Grantor Retained Annuity Trust (“LR Trust”), and Laila N. Rossi as trustee of the Adam Rossi 2010 Grantor Retained Annuity Trust (“AR Trust,” and collectively with AR, LR, and LR Trust, the “Sellers”) entered into a Share Purchase Agreement (the “Agreement”). The Agreement provides that, upon the terms and subject to the conditions set forth in the Agreement, Buyer will purchase (the “Acquisition”) all of the outstanding shares of the Company, for total consideration of approximately $90,000,000. The Company is a leading provider of systems integration and collaborative solutions for the federal government.

The Acquisition consideration will be subject to adjustment following the closing of the Acquisition (the “Closing”) to reflect the Company’s Closing working capital.

Consummation of the Acquisition is subject to certain conditions, including, among others, (i) the accuracy of the representations and warranties made by the Company, Sellers and Buyer, respectively, in each case, subject to certain material adverse effect qualifications; (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”); (iii) absence of certain legal impediments to the consummation of the Acquisition, including litigation; (iv) the Company has not experienced a material adverse effect; (v) execution of certain non-compete and non-disclosure agreements; (vi) termination of certain related party agreements; and (vii) compliance by the Company, Sellers and Buyer with their respective obligations under the Agreement, in each case, subject to certain materiality qualifications.

Pursuant to the terms of the Agreement, each party has agreed to use its commercially reasonable efforts to obtain an early termination of the applicable waiting period under the HSR Act.

Buyer, the Company and Sellers have made customary representations and warranties in the Agreement.

In addition to the parties’ commitment regarding governmental approval, the Agreement also contains additional covenants and agreements of the Company, Sellers and Buyer. The Company has agreed to, among other things; conduct the Company’s business in the ordinary course consistent with past practice. Buyer has also agreed to various covenants and agreements, including, among other things, granting of restricted shares of common stock of SRA within sixty days of the Closing to certain key individuals employed by the Company on the date of grant.

The Agreement contains customary indemnification obligations of each party with respect to breaches of representations, warranties and covenants and certain other specified matters. Buyer and Sellers have agreed that $9 million will remain in escrow following the Closing to satisfy potential indemnification claims, with the escrow fund to be released in accordance with the terms of the Agreement.

The Agreement contains specified termination rights for the parties. The Agreement may be terminated at any time prior to the Closing by (a) either party, if: (i) the other party has breached any representation, warranty, or covenant, such that the conditions relating to the accuracy of the other party’s representations and warranties or performance of covenants would fail to be satisfied and such breach is not cured within 30 days notice of such breach or if cure is not possible within 30 days, if cure has not commenced and not diligently pursued within 30 days notice of such breach, (ii) the Acquisition fails to close by January 1, 2011, subject to an extension until March 31, 2011, if the Department of Justice or Federal Trade Commission requests additional information and documentary materials relevant to the Acquisition; or (iii) any law or order issued by any court or governmental entity prohibiting the Acquisition becomes final and nonappealable; (b) Buyer if there has been a material adverse effect, which is not cured within 30 days after notice; or (c) mutual agreement of the Sellers and Buyer.

The foregoing description of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

On October 11, 2010, SRA issued a press release announcing the execution of the Agreement, a copy of which is attached as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Description

2.1*	Share Purchase Agreement, dated as of October 11, 2010, by and among Systems Research and Applications Corporation, Platinum Solutions, Inc., Adam C. Rossi, Laila N. Rossi, Adam C. Rossi as trustee of the Laila N. Rossi 2010 Grantor Retained Annuity Trust, and Laila N. Rossi as trustee of the Adam Rossi 2010 Grantor Retained Annuity Trust.

99.1	Press Release, dated October 11, 2010.

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. The registrant will furnish copies of such schedules to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SRA INTERNATIONAL, INC.

Date: October 12, 2010	/s/ MARK D. SCHULTZ
Mark D. Schultz
Senior Vice President & General Counsel